EXHIBIT 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
June 6, 2008
Luminent LLC
101 California Street, Suite 1350
San Francisco, California 94111
Luminent LLC
Certain Federal Income Tax Consequences
Ladies and Gentlemen:
          We have acted as special tax counsel to Luminent Mortgage Capital, Inc., a Maryland corporation (the “REIT”), and Luminent LLC, a Delaware limited liability company (the “LLC”), in connection with the preparation of the Registration Statement on Form S-4 filed by the LLC with the Securities and Exchange Commission on March 28, 2008, as amended through the date hereof (#333-149962) (the “Registration Statement”), with respect to the merger (the “Merger”) of the REIT with and into Holding Sub LLC, a Maryland limited liability company (the “Sub”), a wholly-owned subsidiary of the LLC, and the other aspects of the conversion transaction described therein (collectively, the “Conversion Transaction”). You have requested our opinion regarding certain U.S. federal income tax matters.
          The REIT owns mortgage loans and subordinated mortgage-backed securities. The REIT also owns U.S. agency and other single-family, adjustable-rate and hybrid adjustable-rate mortgage-backed securities in two portfolios. The REIT has five taxable REIT subsidiaries (“TRSs”), as follows: Maia Mortgage Finance Statutory Trust (“Maia”), Lares Asset Securitization, Inc. (“Lares”), Juno CDO Finance, Inc. (“Juno”), Proserpine LLC (“Proserpine”), and Luminent Capital Management, Inc. (“LCM”). The REIT also owns all of the ordinary and preference shares of Charles Fort CDO I, Ltd., an exempted company incorporated in the Cayman Islands (“Charles Fort”), as well as all of the common shares of OT Realty Trust, a Maryland real estate investment trust (“OT Realty”).
          In connection with the Merger, the REIT’s existing qualified REIT subsidiaries (“QRSs”) and TRSs, other than Charles Fort, will be either liquidated or converted to Delaware limited liability companies, pursuant to a transaction agreement among the REIT, the Sub, the

Luminent LLC
June 6, 2008

LLC, and the subsidiaries of the REIT (the “Transaction Agreement”). Charles Fort will remain an exempted company incorporated in the Cayman Islands and its ordinary and preference shares will be held by the LLC. Pursuant to the Merger, the REIT will merge with and into the Sub, with the Sub as the surviving entity.
          In giving this opinion letter, we have examined the following:
1.	the REIT’s Articles of Amendment and Restatement;
2.	the LLC’s Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), in the form filed as an exhibit to the Registration Statement;
3.	the Registration Statement and the proxy statement of the REIT and the prospectus of the LLC (collectively, the “Proxy Statement/Prospectus”) filed as a part of the Registration Statement;
4.	the Amended and Restated Agreement and Plan of Merger, in the form filed as an exhibit to the Registration Statement;
5.	the form of Transaction Agreement;
6.	the Capital Stock Warrant Agreement dated as of August 17, 2007 (the “Capital Stock Warrant Agreement”) made by the REIT for the benefit of Arco Capital Corporation Ltd., a Cayman islands company (“Arco”), as warrantholder;
7.	the Note, dated August 21, 2007, to Arco, as lender, in the amount of $18,256,124.64 pursuant to the Credit Agreement, dated as of August 21, 2007, between the REIT and Arco; and
8.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
          In connection with the opinion rendered below, we have assumed, with your consent, that:
1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

Luminent LLC
June 6, 2008

2.	during its taxable year ending December 31, 2008, and future taxable years, the LLC will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the LLC (the “Officer’s Certificate”), true for such years;
3.	no action will be taken by the REIT, the LLC or any of their subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
          In connection with the opinion rendered below, we have relied upon the correctness of the factual representations contained in the Officer’s Certificate. During the course of our representation, no facts have come to our attention that would cause us to question the accuracy of the representations contained in the Officer’s Certificate.
          Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that:
     (a) the LLC will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes; and
     (b) the descriptions of the law and the legal conclusions contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the shares of the LLC.
          We will not review on a continuing basis the LLC’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the LLC’s operations for any given taxable year will allow it to be taxed as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate. Furthermore, we do not assume any responsibility for, and make no representation

Luminent LLC
June 6, 2008

that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Proxy Statement/Prospectus (other than the descriptions of law and the legal conclusions contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences” as set forth in (b) above).
          The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. No assurance can be given that the law will not change in a way that would cause the LLC to be taxable as a corporation for U.S. federal income tax purposes.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Material U.S. Federal Income Tax Consequences” in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.
          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and holders of shares of the LLC (except as provided in the preceding paragraph), and it speaks only as of the date hereof. Except as provided in the preceding paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

/s/ Hunton & Williams LLP